Exhibit 99.1

Ross Ayotte	Ken Rizvi
Corporate Marketing	Investor Relations
ON Semiconductor	ON Semiconductor
(602) 244-5978	(602) 244-3437
ross.ayotte@onsemi.com	ken.rizvi@onsemi.com

ON Semiconductor Improves Earnings to Common Stock and Reduces Indebtedness

PHOENIX, Ariz. – November 11, 2005 – ON Semiconductor Corporation (NASDAQ: ONNN) today announced that TPG ON Semiconductor Holdings LLC, an affiliated company of Texas Pacific Group (“TPG”), ON Semiconductor’s largest shareholder, has converted its Series A Cumulative Preferred Stock (“Preferred”) of ON Semiconductor Corporation into common stock. The equitization of the Preferred enhances ON Semiconductor’s balance sheet eliminating approximately $139.2 million currently viewed as debt by the credit rating agencies.

The conversion of the Preferred into common stock also eliminates both the convertible redeemable preferred stock dividends and the two-class methodology of calculating earnings in periods in which the Company generates net income pursuant to U.S. GAAP beginning in the first quarter of 2006. In the third quarter of 2005, Preferred stock dividends totaled approximately $2.7 million, and the allocation of undistributed earnings to preferred shareholders under the two-class methodology totaled approximately $3.3 million.

The conversion of the Preferred into common stock will initially increase our shares of common stock outstanding by approximately 49 million shares. An 8 percent share premium of approximately 4 million shares of common stock (“Inducement Shares”) will be issued to TPG ON Holdings LLC following appropriate clearance under NASDAQ Marketplace Rules. Upon the conversion of the Preferred into common stock and the issuance of the Inducement Shares, the Company expects to take a one-time reduction to net income applicable to common stock. Assuming the issuance of the Inducement Shares, on a net income positive basis under U.S. GAAP, we expect to have approximately 344 million fully-diluted shares. Thirteen of fourteen analysts covering the Company already include the shares of Preferred immediately convertible into common stock in their earnings per share calculation for the Company.

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ON Semiconductor Improves Earnings to Common Stock and Reduces Indebtedness

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After the conversion of the Preferred into common stock and assuming the payment of the Inducement Shares in accordance with the NASDAQ Marketplace Rules, we expect that TPG’s beneficial ownership of the Company’s common stock would increase from approximately 52.7% or 161.2 million shares to approximately 53.3% or 165.2 million shares.

“The conversion of the Preferred into common stock represents a major milestone for the Company, reducing our indebtedness and improving our earnings profile to common stockholders” said Donald Colvin, ON Semiconductor senior vice president and CFO. “We are happy to continue to improve the earnings performance of our Company for shareholders by reducing the financial leakage associated with high cost debt instruments.”

The early conversion of the Preferred into common stock, including the proposed Inducement Shares, was approved by the Company’s board of directors, following the unanimous recommendation of a special committee of independent directors formed specifically for the purpose of negotiating, evaluating and considering the transaction. Wachovia Securities acted as the financial advisor to the special committee and delivered a fairness opinion in connection with the Inducement Shares offered to TPG ON Holdings LLC. Snell & Wilmer LLP acted as the legal advisor to the special committee.

About ON Semiconductor

With its global logistics network and strong portfolio of power semiconductor devices, ON Semiconductor (Nasdaq: ONNN) is a preferred supplier of power solutions to engineers, purchasing professionals, distributors and contract manufacturers in the computer, cell phone, portable devices, automotive and industrial markets. For more information, please visit ON Semiconductor’s website at http://www.onsemi.com.

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ON Semiconductor Improves Earnings to Common Stock and Reduces Indebtedness

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ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its website in this news release, such information on the website is not to be incorporated herein.

This news release includes “forward-looking statements” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are often characterized by the use of words such as “believes,” “expects,” “estimates,” “projects,” “may,” “will,” “intends,” “plans,” or “anticipates,” or by discussions of strategy, plans or intentions. All forward-looking statements in this news release are made based on management’s current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, the cyclical nature of the semiconductor industry, changes in demand for our products, changes in inventories at our customers and distributors, technological and product development risks, availability of raw materials, competitors’ actions, pricing and gross margin pressures, loss of key customers, order cancellations or reduced bookings, changes in manufacturing yields, control of costs and expenses, significant litigation, risks associated with acquisitions and dispositions, risks associated with our substantial leverage and restrictive covenants in our debt agreements, risks associated with our international operations, the threat or occurrence of international armed conflict and terrorist activities both in the United States and internationally, risks and costs associated with increased and new regulation of corporate governance and disclosure standards (including pursuant to Section 404 of the Sarbanes-Oxley Act of 2002), and risks involving environmental or other governmental regulation. Additional factors that could affect the company’s future operating results are described in our Form 10-K for the year ended December 31, 2004 under the caption “Trends, Risks and Uncertainties” in the MD&A section, and other factors are described from time to time in our subsequent SEC filings. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.